Exhibit 4.35

____________________________________________________

SHARE PURCHASE AGREEMENT

ON

KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

____________________________________________________

October 10, 2023

Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is made and entered into on October 10, 2023 (the “Signing Date”) in Beijing, the PRC (as defined below) by and among:

A.

Kongjian Zhihui Decoration (Beijing) Co., Ltd., a limited liability company incorporated and existing under the PRC Laws, with its Unified Social Credit Code being 91110102562106843T and having its registered address at #901-96 (Cluster Registration), 9/F, Building No. 17, Courtyard No. 30, Shixing Avenue, Shijingshan District, Beijing (“Target Company”);

B.	SHEN Yanjie, a PRC citizen with ID Card number being ****** (“Transferor”); and
C.

Beike Meijia Technology (Zhejiang) Co., Ltd., a limited liability company incorporated and existing under the PRC Laws, with its Unified Social Credit Code being 91330100MAC41WCQ4C and having its registered address at Room 2118, 21/F, Chenrong Building, 988 Shangtang Road, Gongshu District, Hangzhou, Zhejiang Province (“Purchaser”),

which shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”.

WHEREAS,

1.

The Group Companies (as defined below) mainly engage in the business of home renovation and furnishing; as of the Signing Date of this Agreement, the registered capital of the Target Company is RMB6,946,314, of which, the paid-in capital is RMB6,630,257, and the shareholding structure of the Target Company is set forth in Schedule C. The Transferor holds 1.4396% equity in the Target Company (corresponding to registered capital of RMB100,000 of the Target Company);

2.

The Purchaser proposes to acquire 100% equity in the Target Company held by the existing shareholders of the Target Company (the “Acquisition Transaction”), and the Transaction (as defined below) is part of the Acquisition Transaction. The Transferor proposes to sell to the Purchaser and the Purchaser is willing to accept the transfer of 1.4396% equity in the Target Company (corresponding to registered capital of RMB100,000) directly held by the Transferor free from any encumbrance in accordance with the terms and conditions of this Agreement.

3.

Concurrently with the execution of this Agreement, shareholders of the Target Company other than the Transferor will enter into the transaction documents relating to transactions where such shareholders transfer all their equity in the Target Company to the Purchaser (the “Remaining Share Transaction”) (including but not limited to a share transfer agreement and other documents required in such agreement; collectively, the “Remaining Share Transaction Documents”) with the Purchaser and relevant parties, which shall specify that the Purchaser will purchase the equity in the Target Company held by relevant shareholders.

THEREFORE, it is agreed that:

Article 1Definitions and Interpretation

1.1	Definitions of Certain Terms

Unless the context otherwise requires, the following terms, when used herein, shall have the meanings ascribed to them below:

“Laws” refer to the national, federal, supranational, international, state, provincial, local or similar statutes, laws, decrees, ordinances, rules, codes, guidelines, orders, directives, guidance, judicial interpretations, administrative regulations, normative documents and the rules governing the issuance and trading of securities on the relevant stock exchanges in or outside the PRC.

“Liabilities” refer to all debts, liabilities and obligations, accrued or fixed, absolute or contingent, due or undue, determined or otherwise, including without limitation, those arising under any Law, Action or Government Order and any contract, agreement, covenant or undertaking.

“Affiliate” refers to, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; and for the avoidance of doubt, with respect to any individual, the term “Affiliate” also includes (i) his spouse, parents, children and their spouses, sibling and their spouses, (ii) his spouse’s parents, sibling and their spouses, (iii) trustee of any trust of which such individual or his immediate family member is a beneficiary or, where the trust is a discretionary trust, a discretionary object, and (iv) any entity or company controlled by the foregoing.

“business day” refers to any day other than Saturday, Sunday and other days on which banks in the PRC are required or authorized by Laws to close.

“contract” refers to any oral or written contract, agreement, order, purchase order, or other similar document, arrangement or plan.

“Group Companies” refer to the Target Company and any Person under its direct or indirect control, including without limitation, the Persons listed in Schedule A.

“Transaction Documents” refer to this Agreement and other documents contemplated hereunder or in connection with the transactions contemplated hereunder.

“control” refers to, with respect to the relationship between two or more Persons, the power, whether exercised or not, to direct or cause the direction of the business, affairs, management or decision of a Person directly, indirectly or as trustee or executor, whether through ownership of equity, voting rights or voting securities, or as trustee or executor, or by contract, contractual arrangement, trust arrangement or otherwise, including but not limited to (i) direct or indirect ownership of fifty percent (50%) or more issued equity or shares in such Person, (ii) direct or indirect ownership of fifty percent (50%) or more voting rights in such Person, (iii) direct or indirect right to appoint a majority of members of the board of directors or similar management organ of such Person. The terms “controlled” and “under common control with” shall have meanings correlative to the foregoing.

“Encumbrance” refers to any mortgage, pledge, lien (including but not limited to the priority of tax claims, right of revocation and subrogation right), lease, license, option, constraint, right of first refusal, preemptive right, debt burden, preferential arrangement, third-party claim or interest, restrictive undertaking, condition or restriction of any kind (including but not limited to any restriction on the use, voting, transfer, yields or on any other right or interest to exercise the ownership), or any form of security interest, or any form of arrangement with a similar effect and subject to third-party rights.

“Closing” refers to the Purchaser’s completion of the payment of the Second Tranche of

Transfer Consideration (as defined below) to the Transferor in accordance with this Agreement.

“Closing Date” shall be the date on which the Closing takes place.

“RMB” refers to Renminbi, the legal tender of the PRC.

“Commerce Department” refers to the Ministry of Commerce of the People’s Republic of China and its local counterparts.

“Trade Secret” refers to any technical information and business information which is owned by a Person, not known to the public, and capable of bringing economic benefits to such Person, including but not limited to: any confidential information relating to R&D, proprietary information, data (including but not limited to commercial, business, technical and financial data) and database, technology, technical solution, design, specification, lists and resources of customers, suppliers and partners, financial information, pricing and cost information, business and marketing plans and proposals, business activities (including financial information, business policies, etc.), released or unreleased software or hardware products, or marketing or promotional materials (including any extract, summary or other derivative form of such information), regardless of the form in which such information is stored or disseminated.

“Administration for Market Regulation” or “AMR” refers to the State Administration for Market Regulation of the PRC and its local counterparts.

“Tax” refers to any and all taxes, levies, duties and other charges of any kind collected by any Governmental Authority (together with any and all interests, fines, surcharges and additional amounts collected in connection therewith), including but not limited to: taxes levied against income, concession, accidental income or other profit, general receipts, property, sales, use, salary, employment, social security, unemployment compensation or net value; taxes in the nature of excise and use tax, withholding tax, transfer tax, value-added tax or profit tax; and customs duty, taxes and similar charges.

“Action” refers to any lawsuit, complaint, petition, appeal, request for arbitration, demand, claim, notice of violation, investigation, settlement ruling or agreement, or any claim, lawsuit, complaint, arbitration, inquiry, proceeding or investigation initiated by or before any Governmental Authority.

“Indebtedness” refers to, with respect to any Person, all obligations of such Person to make payments, including but not limited to: (i) repayment of money borrowed or raised, (ii) acceptance credit, documentary letter of credit or commercial paper loan, (iii) any bond, note, loan, bill or similar instrument; (iv) any deferred payment for assets or services purchased, payment due for the performance of contractual obligations, or liquidated damages, (v) rental payment under any lease (be it a lease on land, machinery, equipment or other items) entered into primarily for the purpose of raising funds or financing the purchase of a leased asset, (vi) any guarantee, bond, standby letter of credit or other document issued for the performance of a contract, and (vii) any mortgage, security or other guarantee for financial losses in connection with the obligations of any Person.

“Governmental Authority” refers to any national or international organization, or supernational, federal, state, provincial, local or other government, governmental, regulatory or administrative department, authority or commission, or any court, tribunal or judicial or arbitral institution in or outside the PRC.

“Government Authorization” refers to any and all approvals, permits, certificates, registrations, filings and qualifications required from the Governmental Authority for the conduct of business by any of the Group Companies.

“Government Order” refers to any order, writ, judgment, injunction, verdict, regulation, decision or ruling made by any Governmental Authority, alone or together with any other Governmental Authority.

“Material Adverse Effect” refers to (i) the entry into insolvency, liquidation, winding up or debt restructuring by any of the Group Companies and/or its existing shareholders, or the sale of material assets by the Group Companies, (ii) the loss of any material permits, qualifications or licenses required for any of the Group Companies to carry on its business activities, or (iii) any other circumstance, change or impact involving any of the Group Companies and/or its existing shareholders, which, alone or in aggregate, directly or indirectly: (A) causes or may reasonably expect to cause any material adverse effect on the existence, shareholding structure, business, assets, intellectual property rights, Liabilities (including but not limited to contingent liabilities), financial condition, operating results, business prospects or financial position of any of the Group Companies, or (B) has or may reasonably expect to have any material adverse effect on the qualifications, licenses or capabilities of any of the Group Companies to carry on its current business, or (C) causes or may reasonably expect to cause any material adverse effect on the validity, binding effect and performance of the Transaction Documents.

“PRC” refers to the People’s Republic of China” and shall, for the purpose of this Agreement, exclude Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“Person” refers to any individual, partnership, firm, limited liability company, corporation, association, trust, cooperative organization, Governmental Authority, non-corporate organization, other juridical person, juridical association, unincorporated organization or other legal entity.

“Organizational Documents” refers to the articles of association, bylaws, partnership agreement, limited liability company agreement, trust agreement or other incorporation documents of any Person.

1.2	Interpretation and Rules of Construction

In this Agreement, unless the context otherwise requires:

1.2.1

Any reference to article, schedule, appendix, recital, preamble or text herein shall mean the article, schedule, appendix, recital, preamble or text of this Agreement, and such article, schedule, appendix, recital, preamble or text shall be deemed an integral part of this Agreement;

1.2.2	The headings and titles herein are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement in any way;
1.2.3	When used herein, the word “including” shall be deemed to be followed by “but not limited to”;

1.2.4

Laws defined or mentioned in this Agreement or any agreement or document mentioned herein refer to such Laws as may be amended, revised or supplemented from time to time, including subsequent Laws replacing the original ones;

1.2.5	Any reference to any agreement, instrument or other document herein shall mean such agreement, instrument or other document as may be amended, revised or supplemented from time to time;
1.2.6	Any reference to any Person shall also include its permitted assigns and successors; any reference to a company shall include any of its branches; and
1.2.7	When used herein, “hereof”, “herein”, “hereunder” and other words of similar meaning shall refer to the whole Agreement, instead of any provision of this Agreement.

Article 2Transaction Arrangement

2.1	Share Transfer
2.1.1

Subject to this Agreement, the Transferor agrees to transfer and sell 1.4396% equity in the Target Company (corresponding to registered capital of RMB100,000) (“Shares”) held by him to the Purchaser at the Transfer Consideration agreed in Article 3.1 (the “Transaction”).

2.1.2

The Transferor acknowledges and agrees that the Shares transferred to the Purchaser shall be free from any Encumbrance, that the Purchaser shall obtain all rights, titles and interests in and to the Shares upon Closing, and that the ownership of the Shares and any rights and interests in connection with or arising from such ownership shall be transferred to the Purchaser from the Transferor upon Closing, and vested in the Purchaser thereafter. The Transferor hereby agrees to waive any of its liquidation preference or similar arrangement under the shareholder agreement or similar agreement of the Target Company.

2.1.3

The Parties acknowledge and agree that the Transaction is part of the Acquisition Transaction, and therefore (1) the Purchaser intends to purchase all the Shares in whole, and unless the Purchaser otherwise agrees in writing, the Transferor may not transfer the Shares in part. And if the Transferor fails to complete the transfer of the Shares in whole, the Purchaser shall have the right to terminate the Transaction and/or this Agreement; and (2) where other shareholders of the Target Company fail to complete the Remaining Share Transaction, or any share transfer transaction under the Remaining Share Transaction is terminated, the Purchaser shall have the right to terminate the Transaction and/or this Agreement. For the avoidance of doubt, the foregoing shall not prejudice the rights of the Purchaser under the articles of this Agreement that survive the termination of this Agreement as agreed in Article 10.4.3 hereof.

2.2	Anti-monopoly Notification

Upon execution of this Agreement and the Remaining Share Transaction Documents, the Purchaser will file a notification of concentration of undertakings with the competent Governmental Authority with respect to the Acquisition Transaction (the “Anti-monopoly

Notification”), the Transferor shall provide necessary support for the Anti-monopoly Notification, including but not limited to provision of information and materials relating to the Transferor required by the competent Governmental Authority and signing necessary documents, within the reasonable time limit required by the Purchaser, after the execution of this Agreement.

Article 3Payment of Transfer Consideration

3.1	Transfer Consideration
3.1.1

It is agreed that, subject to the terms and conditions agreed herein, the transfer price for the Shares will be RMB23,033,799 (“Transfer Consideration”). The Purchaser shall pay the Transfer Consideration to the Transferor in accordance with Article 3.3 hereof.

3.1.2

For the avoidance of doubt, the Transfer Consideration shall be a Tax-inclusive price (inclusive of the income Tax, stamp duty, etc. payable by the Transferor for the Transaction), that is, except the stamp duty payable by the Purchaser for the Transaction, the Purchaser will not bear any additional Taxes for the Transaction.

3.1.3

The Parties acknowledge that, where the Target Company converts capital reserves of the Target Company to increase its registered capital before the Closing, the Purchaser will still acquire the equity of the same proportion in the Target Company after the Closing, with the capital contribution amount corresponding thereto increasing to the same extent, provided that the amount of the Transfer Consideration due to the Transferor shall remain the same.

3.2	Two-to-sign Account
3.2.1

Within five (5) business days upon satisfaction or no satisfaction but waiver in writing by the Purchaser of all conditions precedent set forth in Article 4.1 hereof, the Transferor shall open a special RMB two-to-sign account (“Two-to-sign Account”) in his own name with a domestic bank designated by the Purchaser. Upon opening of the Two-to-sign Account, the Transferor shall receive the First Tranche of Transfer Consideration by his Two-to-sign Account in accordance with Article 3.3.1(a).

3.2.2

The Two-to-sign Account shall have two account signatories respectively appointed by the Purchaser and the Transferor, and no amount in the Two-to-sign Account will be released unless both signatories sign for the same in accordance with the terms hereof. For the avoidance of doubt, costs relating to the opening and maintenance of the Two-to-sign Account, including but not limited to the fees, notarization fee, transfer charge or other charges, etc. (if any) collected by the escrow bank, shall be borne by the Transferor; and the interest and other income generated by the funds in the Two-to-sign Account shall belong to the Purchaser.

3.2.3

The Transferor agrees and acknowledges that, with respect to the Two-to-sign Account, from the date of opening of such Two-to-sign Account to the date when the Purchaser cooperates with the Transferor to release the escrow of the Two-to-sign Account, the Purchaser shall have the right to inquire and be informed of the current balance of the Two-to-sign Account from time to time, and the Transferor shall be obliged to provide reasonably practicable evidence or solution to assure such right of the Purchaser.

3.2.4

Except for leaving a seal impression for the purpose of implementation of escrow of the Two-to-sign Account, the relevant Party shall neither enable online bank transfer or the like of and for the Two-to-sign Account, nor hold any payment key or the like of the Two-to-sign Account. All activities relating to the Two-to-sign Account, including but not limited to the change or termination of account, the activation or de-activation of any service, the withdrawal or transfer of any money, the purchase or sale of foreign exchange, stocks, bonds, banking products or other securities, gold or other precious metals, the creation or permitted existence of any security interest over the account, the appointment, addition, removal and/or substitution of any person as an authorized signatory or user of the account, or giving any other instructions to the bank, etc., shall be carried out only with the mutual consent of the Transferor and the Purchaser with respect to the Two-to-sign Account.

3.2.5

Where, in any case, the Two-to-sign Account is subject to any Encumbrance due to any judicial attachment or freezing initiated by any third party or otherwise, the Transferor shall take reasonable and effective measures to ensure this will create no impediment to the payment of the First Tranche of Transfer Consideration for the Transaction. In case of any such attachment, freezing or other Encumbrance, which has not been released five (5) business days before the Transfer Consideration shall be released and paid to the bank account designated by the Transferor in accordance with this Agreement, the Transferor shall open a new Two-to-sign Account and deposit funds equivalent to the then balance at the time when the original Two-to-sign Account is attached or frozen into such new Two-to-sign Account, and such new Two-to-sign Account shall also be bound by relevant provisions hereof.

3.2.6

Within two (2) business days upon receipt of the First Tranche of Transfer Consideration, the Transferor shall, with respect to his transfer of the Shares held by him, complete filing of Tax return and full payment of all relevant Taxes with and to the competent PRC taxation authority no later than the taxation period stipulated under the PRC Tax Laws and for the total Transfer Consideration, and the Transferor and the Purchaser shall jointly instruct the escrow bank to make full payment of his individual income tax payable for the Transaction to the bank account designated by the competent taxation authority by remittance. Within ten (10) business days upon completion of the Tax filing and payment agreed herein, the Purchaser and the Transferor shall cooperate in completing the release of escrow of the Two-to-sign Account.

3.3	Payment of Transfer Consideration
3.3.1	The Transfer Consideration shall be paid as follows:
(a)

Within twenty-five (25) business days after all conditions precedent set forth in Article 4.1 hereof are satisfied or not satisfied but waived by the Purchaser, and the Transferor has opened a Two-to-sign Account and given a payment notice to the Purchaser stating information about the Two-to-sign Account and the amount of the First Tranche of Transfer Consideration, the Purchaser shall pay RMB4,606,760 to the Two-to-sign Account opened by the Transferor as the first tranche of the Transfer Consideration (the “First Tranche of Transfer

Consideration”)

(b)

The Purchaser shall pay RMB18,427,039 as the second tranche of the Transfer Consideration (the “Second Tranche of Transfer Consideration”) to the bank account designated in the payment notice issued by the Transferor under Article 4.2.9, on the Closing Date.

The Transferor agrees and acknowledges that the Transaction is part of the Purchaser’s acquisition of the 100% equity in the Target Company, and as the Remaining Share Transaction involves payment to overseas transferors, it shall not be deemed as a breach by the Purchaser under the Transaction Documents and the Remaining Share Transaction Documents, if, due to foreign exchange regulatory requirements, the Purchaser makes such payment beyond the payment period set forth in the Remaining Share Transaction Documents or is unable to make such payment, in which case, the Parties shall negotiate a resolution amicably.

3.3.2	The Transferor shall make written confirmation to the Purchaser on the date when he receives the Transfer Consideration from the Purchaser.
3.4	Withholding of Taxes
3.4.1

The Transferor shall solely bear any Taxes and charges payable by him in connection with the Transaction under the applicable Laws, and shall truly, accurately and completely submit and fill in materials and information for Tax return in connection with the Transaction (including but not limited to the investment cost) in accordance with the provisions of applicable Laws and requirements of competent PRC Tax authority.

3.4.2

Within two (2) business days upon receipt of the First Tranche of Transfer Consideration paid by the Purchaser, the Transferor shall complete filing of Tax return and full payment of all relevant Taxes (including but not limited to the individual income Tax and the stamp duty, etc.) with and to the competent PRC taxation authority no later than the taxation period stipulated under the PRC Tax Laws and for the aggregate Transfer Consideration for all the Shares involved in the Transaction (including 100% amount of the First Tranche of Transfer Consideration and the Second Tranche of Transfer Consideration). The Transferors agree that the Purchaser shall be entitled to review all the materials for Tax return in connection with the Transaction (including but not limited to tax calculation sheets, supporting materials on historical investment, etc.) to be submitted to the competent PRC taxation authority at any time and propose adjustments thereto, before such materials are submitted to the competent PRC taxation authority.

3.4.3

Notwithstanding anything to the contrary herein, where the Transferors fail to perform their obligations to file and pay their individual income Tax and stamp duty in accordance with this Article 3.4, the Purchaser shall be entitled to withhold such Taxes if the Purchaser has obligation to do so under applicable Laws and deems it necessary to do so. Then the Target Company and the Transferors shall cooperate with the Purchaser in performing such withholding obligation, and in providing the documents and information required for the calculation of the payable Taxes and the completion of the withholding formalities.

Article 4Conditions Precedent to Payment

4.1	Conditions Precedent to the First Tranche Payment

The Purchaser’s obligation to pay the Transfer Consideration shall be subject to the satisfaction of the following conditions to the satisfaction of the Purchaser (any or all of which may be waived in writing by the Purchaser at its own discretion):

4.1.1	Anti-monopoly Notification. The competent anti-monopoly Governmental Authority has approved the Anti-monopoly Notification for the Acquisition Transaction unconditionally or conditionally.
4.1.2

Execution of Transaction Documents. The Transaction Documents and the Remaining Share Transaction Documents have been duly executed and delivered to the Purchaser, which remain valid at the First Tranche Payment Date.

4.1.3

Representations, Warranties and Undertakings. The representations and warranties of the Transferor herein (including but not limited to those in Article 6 and Schedule D-1) shall be authentic and accurate when made and as of the First Tranche Payment Date (with the same force and effect as if made on that date). The undertakings and covenants to be performed by the Transferor and his nominee (if any) on or before the First Tranche Payment Date as provided hereunder shall have all been performed.

4.1.4

No Suit or Action. There is no existing or threatened Action brought by any Governmental Authority or any other Person against any party to the Transaction Documents and the Remaining Share Transaction Documents, which may restrict, impede or prohibit the transactions under the Transaction Documents and the Remaining Share Transaction Documents or cause Material Adverse Effect on the conditions for the transactions under the Transaction Documents.

4.1.5

No Specific Government Order. No Governmental Authority has enacted, promulgated, administered or adopted any Laws or Government Order which will render the transactions contemplated under the Transaction Documents and the Remaining Share Transaction Documents illegal or otherwise restrict or prohibit such transactions.

4.1.6

No Material Adverse Effect. There is no change or event which has Material Adverse Effect on the Group Companies or their business, finance, assets, Liabilities, prospects or operation status, or other event or fact that will cause or can be reasonably expected to cause any Material Adverse Effect.

4.1.7

External Approval, Waiver and Notice. All consents, approvals, waivers and notices (if any) required for the Parties’ execution and delivery of the Transaction Documents and the Remaining Share Transaction Documents and completion of the transactions under the Transaction Documents and the Remaining Share Transaction Documents have been obtained or completed, and remain in full force and effect.

4.1.8

Internal Approval. The shareholders’ meeting and the board of directors of the Target Company have adopted written resolution/decision to: (i) approve the execution and performance of the Transaction Documents and the Remaining Share Transaction Documents, and all shareholders have waived their right of first refusal, liquidation preference, co-sale right, veto right and any other rights which may affect the Acquisition Transaction, (ii) adopt a new articles of association of the Target Company to the satisfaction of the Purchaser, and (iii) remove the current legal representative, other directors, supervisors, managers, enterprise contact persons and chief financial officer of the Target Company except that the Founder CHEN Wei will continue serving as a director of the Target Company (collectively the “Resigned Personnel Filed with AIC”) and elect new legal representative, other directors, supervisors, managers, enterprise contact persons and chief financial officer of the Target Company appointed by the Purchaser (collectively the “New Personnel Filed with AIC”), and (iv) approve cancellation of options and termination of all employee incentive plans.

4.1.9

Preparation of Complete Materials for Change Registration and Filing with Governmental Authority. With respect to the change registration and filing with the Administration for Market Regulation and the Commerce Department required for the transfer of equity in the Target Company under the Transaction Documents and the Remaining Share Transaction Documents (excluding the relevant Transaction Documents with respect to the transfer of equity in the Target Company to the Purchaser executed by and between the Purchaser and Beijing Huke Zhongying Enterprise Management Center (Limited Partnership), Beijing Chengke Zhongying Enterprise Management Center (Limited Partnership), Beijing Dongfeng Yilin Investment Consulting Partnership (Limited Partnership), Beijing Dongfeng Yiyuan Investment Management Center (Limited Partnership)), the Target Company has prepared the complete set of executed and final version of the application materials, including: (i) registering the Purchaser as shareholder and owner of relevant equity in the Target Company under the corresponding transaction, (ii) filing with the Administration for Market Regulation with respect to the resignation of the Resigned Personnel Filed with AIC and the appointment of the New Personnel Filed with AIC; (iii) filing the new articles of association of the Target Company with the Administration for Market Regulation; (iv) the Target Company’s submission of a foreign investment information report to the Commerce Department with respect to such transactions; and (v) the Target Company’s handling of the change registration for foreign exchange basic information through a bank authorized by the foreign exchange administration. All the Tax declaration and payment materials for the Transaction that the Transferor proposes to submit to the competent Tax authorities have all been prepared in accordance with Article 3.4 hereof.

4.1.10

Remaining Share Transaction. The payment conditions to the First Tranche Payment agreed under the Remaining Share Transaction Documents executed with all individual shareholders of the Target Company (CHEN Wei, XIN Yihua, WANG Jiang, CHANG Xiaoju, SHEN Yanjie) with respect to their transfer of their respective equity in the Target Company have all been satisfied or waived in writing by the Purchaser.

4.1.11

Certificate. The Transferor has submitted a certificate to the Purchaser on the satisfaction of the conditions precedent to the First Tranche Payment in form and substance satisfactory to the Purchaser certifying that all conditions precedent to payment in this Article 4.1 have been satisfied.

The Transferor shall make his best reasonable efforts to procure the satisfaction of such conditions precedent to the First Tranche Payment as soon as possible after the execution of this Agreement.

4.2	Conditions Precedent to the Second Tranche Payment

The Purchaser’s obligation to pay the Second Tranche Transfer Consideration shall be subject to the satisfaction of the following conditions to the satisfaction of the Purchaser (any or all of which may be waived in writing by the Purchaser at its own discretion):

4.2.1	Closing. The conditions precedent to the First Tranche Payment set forth in Article 4.1 hereof are all satisfied or not satisfied but waived in writing by the Purchaser.
4.2.2

Representations, Warranties and Undertakings. The representations and warranties of the Transferor herein (including but not limited to those in Article 6 and Schedule D-1) shall be authentic and accurate when made and as of the Closing Date (with the same force and effect as if made on that date). The undertakings and covenants to be performed by the Transferor and his nominee (if any) on or before the Closing Date as provided hereunder shall have all been performed.

4.2.3

No Suit or Action. There is no existing or threatened Action brought by any Governmental Authority or any other Person against any party to the Transaction Documents and the Remaining Share Transaction Documents, which may restrict, impede or prohibit the transactions under the Transaction Documents and the Remaining Share Transaction Documents or cause Material Adverse Effect on the conditions for the transactions under the Transaction Documents.

4.2.4

No Specific Government Order. No Governmental Authority has enacted, promulgated, administered or adopted any Laws or Government Order which will render the transactions contemplated under the Transaction Documents and the Remaining Share Transaction Documents illegal or otherwise restrict or prohibit such transactions.

4.2.5

No Material Adverse Effect. There is no change or event which has Material Adverse Effect on the Group Companies or their business, finance, assets, Liabilities, prospects or operation status, or other event or fact that will cause or can be reasonably expected to cause any Material Adverse Effect.

4.2.6

External Approval, Waiver and Notice. All consents, approvals, waivers and notices (if any) required for the Parties’ execution and delivery of the Transaction Documents and the Remaining Share Transaction Documents and completion of the transactions under the Transaction Documents and the Remaining Share Transaction Documents have been obtained or completed, and remain in full force and effect.

4.2.7

Completion of Payment of Individual Income Tax and Stamp Duty. All individual shareholders of the Target Company (i.e. CHEN Wei, XIN Yihua, WANG Jiang, CHANG Xiaoju, SHEN Yanjie) have completed the declaration and made full payment of the individual income Tax and the stamp duty with and to the competent PRC Tax authority with respect to the full Transfer Consideration for transfer of their respective equity in the Target Company, and the Purchaser has received the photocopies of the corresponding supporting materials on Tax payment (including but not limited to the Tax return, certificate of Tax payment and bank transfer slip).

4.2.8

Completion of Change Registration and Filing with Governmental Authority. The Target Company has completed the change registration and filing with the Administration for Market Regulation, the Commerce Department and foreign exchange administration or its authorized banks with respect to the transfer of equity in the Target Company under the Transaction Documents and the Remaining Share Transaction Documents (excluding the relevant Transaction Documents with respect to the transfer of equity in the Target Company to the Purchaser executed by and between the Purchaser and Beijing Huke Zhongying Enterprise Management Center (Limited Partnership), Beijing Chengke Zhongying Enterprise Management Center (Limited Partnership), Beijing Dongfeng Yilin Investment Consulting Partnership (Limited Partnership), Beijing Dongfeng Yiyuan Investment Management Center (Limited Partnership)), and the Target Company has provided the corresponding supporting documents (including but not limited to the updated business license and foreign exchange business registration certificate, etc.) to the Purchaser, including: (i) registering the Purchaser as shareholder and owner of relevant equity in the Target Company under the relevant transaction, (ii) completing the filing with the Administration for Market Regulation with respect to the resignation of the Resigned Personnel Filed with AIC and the appointment of the New Personnel Filed with AIC; (iii) the new articles of association of the Target Company has been filed with the Administration for Market Regulation; (iv) the Target Company has submitted a foreign investment information report to the Commerce Department with respect to such transactions; and (v) the Target Company has completed the change registration for foreign exchange basic information through a bank authorized by the foreign exchange administration and obtained the foreign exchange business registration certificate, with respect to such transactions.

4.2.9	Payment Notice. The Transferor has given a payment notice to the Purchaser stating the information of the beneficiary account and the amount of the Second Tranche Transfer Consideration.
4.2.10

Remaining Share Transaction. The Closing conditions agreed under the Remaining Share Transaction Documents (excluding the relevant Transaction Documents with respect to the transfer of equity in the Target Company to the Purchaser executed by and between the Purchaser and Beijing Huke Zhongying Enterprise Management Center (Limited Partnership), Beijing Chengke Zhongying Enterprise Management Center (Limited Partnership), Beijing Dongfeng Yilin Investment Consulting Partnership (Limited Partnership), Beijing Dongfeng Yiyuan Investment Management Center (Limited Partnership)) have all been satisfied or waived in writing by the Purchaser.

4.2.11

Closing Certificate. The Transferor has submitted a certificate on the satisfaction of the Closing conditions in form and substance set forth in Schedule F to the Purchaser certifying that all conditions precedent to payment in this Article 4.2 have been satisfied.

Each Party shall make its/his best reasonable efforts to procure the satisfaction of the payment conditions precedent to the Second Tranche of Transfer Consideration on its/his part as soon as possible after the execution of this Agreement.

Article 5Closing

5.1	Closing

Subject to all terms and conditions hereof, the Closing of the Transaction shall occur concurrently with the closing of the Remaining Share Transaction (excluding the transaction between the Purchaser and Beijing Huke Zhongying Enterprise Management Center (Limited Partnership), Beijing Chengke Zhongying Enterprise Management Center (Limited Partnership), Beijing Dongfeng Yilin Investment Consulting Partnership (Limited Partnership), Beijing Dongfeng Yiyuan Investment Management Center (Limited Partnership) concerning transfer of equity in the Target Company held by them), within twenty-five (25) business days from the date when all conditions precedent set forth in Article 4.2 are satisfied or waived in writing by the Purchaser (other than those to be satisfied on the Closing Date in accordance with this Agreement, which shall be satisfied on such date) (and for the avoidance of doubt, any extension of the said period due to regulatory requirements of the bank or the Governmental Authority shall not be deemed as a breach by the Purchaser, in which case the Parties shall negotiate a solution amicably).

The Parties confirm that from the Closing Date, the Purchaser will have the legal, valid, absolute and exclusive ownership of all the Shares in the Target Company held by it, free from any Encumbrance.

Article 6Representations and Warranties of the Transferor

6.1

In order to procure and as condition to the Purchaser’s execution of this Agreement, the Transferor hereby makes all representations and warranties set forth in Schedule D-1 to the Purchaser and ensure that such representations and warranties are authentic, complete and accurate, and not misleading in any respect, from the Signing Date of this Agreement to the Closing Date.

6.2	Any representations and warranties made and submitted by the Transferor under and in accordance with this Agreement shall survive the Closing.

Article 7Representations and Warranties of the Purchaser

In order to procure and as condition to the other Parties’ execution of this Agreement, the Purchaser hereby makes all representations and warranties set forth in Schedule D-2 to the other Parties and ensure that such representations and warranties are authentic, complete and accurate, and not misleading in any respect, on the Signing Date of this Agreement and the Closing Date.

Article 8Special Provisions

8.1	Non-solicitation or No Negotiation

From the Signing Date to the Closing:

8.1.1	Without prior written consent of the Purchaser, the Transferor shall not, and shall procure any of his Affiliates, officers, directors, representatives or agents not to:
(a)

solicit, initiate, consider, encourage or accept any proposal or offer made by any Person on: (A) any investment in any of the Group Companies (whether by equity or debt); (B) purchase or otherwise acquisition of equity, assets or business of any of the Group Companies in whole or in part; (C) merger, consolidation or other form of business amalgamation with or into any of the

Group Companies or its business; or (D) recapitalization, asset reorganization, restructuring, or other transactions not in the normal course of business, which involves or otherwise relates to any of the Group Companies; or

(b)

enter into any agreement, memorandum, letter of intent or similar legal instruments, participate in any discussion, talk, negotiation or other form of communication, or provide other Persons with information, or in any way cooperate, assist or participate in, facilitate or encourage any other Person to make any effort or attempt, in each case, with respect to any of the matters stated above.

8.1.2

Unless otherwise agreed by the Purchaser in writing, the Transferor and/or any of his Affiliates, officers, directors, representatives or agents shall immediately cease or procuring the termination of all existing discussions, talks, negotiations and other forms of communication with any other Persons to date with respect to transactions identical, close or similar to those contemplated hereunder. If any Person makes any proposal or offer for transactions identical, close or similar to those contemplated hereunder, or any attempt or other contact for the foregoing, the Transferor shall immediately notify the Purchaser, with reasonable details on the identity of the Person making such proposal, offer, attempt or contact, and the terms and conditions thereof.

8.2	Use of Name

Regardless of whether the Purchaser or the Transferor then holds any equity in the Group Companies directly or indirectly, without prior written consent of either the Purchaser or the Transferor, the other Party shall not, and shall procure its/his Affiliates not to: (i) use, publish or reproduce the name of the other Party or any of its/his Affiliates, or any similar company name, trade name, trademark, product or service name, domain name, pattern, mark, logo, label or particular description that enables third parties to identify the other Party or any of its/his Affiliates, for any of its/his marketing, advertising, promotional or other purposes; or (ii) make any direct or indirect declaration that any products or services offered by the Group Companies or any of its controlled Affiliates have been endorsed or supported by the other Party or any of its/his Affiliates, except for compliance with requirements of the securities laws and regulations of the PRC and relevant governments and the stock exchanges as well as the financial regulators in Hong Kong or the United States.

8.3	Confidentiality
8.3.1	Confidential Information
(a)

The Parties shall keep confidential the fact that the Parties enter into the Transaction Documents, the terms of Transaction Documents, and Trade Secret or proprietary information relating to the equity and business of the Group Companies (“Confidential Information”), and shall not disclose such information to any third party. The Transferor understands that the Confidential Information is extremely important to the Purchaser after the completion of the Closing, and any disclosure of such Confidential Information may directly or indirectly benefit the Competitors of the Purchaser, and prejudice the interest of the Purchaser. Therefore, the Transferor agrees that after the execution of this Agreement, except for the purpose of facilitating the performance of his obligations hereunder, he shall, and shall procure his Affiliates and their respective directors, officers, employees, accountants, consultants, representatives and agents to keep confidential all the Confidential Information.

(b)

The Purchaser agrees that after the execution of this Agreement, except for the purpose of facilitating the performance of its obligations hereunder, it shall, and shall procure its Affiliates and their respective directors, officers, employees, accountants, consultants, representatives and agents to keep confidential all the Confidential Information.

(c)

Such restriction shall not apply to any information which: (i) is already known to the public at the time of disclosure, and enters the public domain other than as a result of breach of this Agreement by the information receiving Party; (ii) is disclosed with prior written consent of the other Party; (iii) is disclosed by a Party to its/his Affiliates, directors, officers, employees, accountants, consultants, representatives and agents who have agreed to perform the duty of confidentiality, for the purpose of performing the transactions contemplated under the Transaction Documents; (iv) is legally obtained by the receiving Party from any third party subsequently; or (v) is disclosed by a Party according to the requirements of any Governmental Authority or regulator having jurisdiction over it/him (including but not limited to the stock exchanges as well as the financial regulators in Hong Kong or the United States). For the avoidance of doubt, the Purchaser may make appropriate disclosure by filing a Form 6-K with the U.S. Securities and Exchange Commission, publishing an announcement on the website of The Stock Exchange of Hong Kong Limited, and in its annual report, interim report, results announcement or similar documents, and attach this Agreement as an appendix to its annual report.

8.3.2	Press Release

Without prior written consent of the Purchaser, the Transferor may not publish any press release, announcement or otherwise make public disclosure of, the Transaction.

8.4	Waiver and Exemption

The Transferor hereby acknowledges and agrees that he (acting on his own behalf and on behalf of his Affiliates) will waive any claims and Actions against all Group Companies that have accrued as of the Closing or based on the facts prior to the Closing, if the Closing takes place.

Article 9Breach of Contract and Indemnification

9.1	Liabilities for Breach of Contract
9.1.1

The Transferor shall indemnify, defend and hold the Purchaser (acting on its own behalf or on behalf of every other Purchaser’s Indemnitee, so that the Purchaser and every other Purchaser’s Indemnitee will be indemnified, regardless of whether they are a Party hereto or not) harmless from and against any damages, losses, claims, suits, demands for payment, judgments, settlements, Taxes, interest, costs and expenses (including but not limited to the fees and reimbursements paid to attorneys and consultants, or compensation and indemnity paid by it to any third party (including its Affiliates, directors and employees), including the part of losses incurred by the Group Companies that is borne directly or indirectly by the Purchaser) (“Losses”) suffered, sustained or incurred by the Purchaser and/or (if the Closing takes place) the Group Companies (be it a third party claim, claim between the Parties hereto or any other claim) against the foregoing or its or their Affiliates, directors, partners, shareholders, employees, agents and representatives (“Purchaser’s Indemnitees”) directly or indirectly arising out of or in connection with:

(a)	Breach of any of his representations, statements or warranties under the Transaction Documents by the Transferor; and
(b)	Breach of any of his undertakings or obligations under the Transaction Documents by the Transferor.

In particular, if the Acquisition Transaction is terminated due to the Transferor’s breach of any of his representations, statements or warranties, or undertakings or obligations under the Transaction Documents, the Transferor shall bear all Taxes, costs and expenses arising from the Acquisition Transaction.

9.1.2

Subject to Articles 3.3.1 and 5.1 hereof, where the Purchaser fails to pay the Transfer Consideration to the Transferor when due, then for each day in delay, the Purchaser shall pay the Transferor liquidated damages at 0.05% of the amount of the unpaid Transfer Consideration, and if such payment is overdue for more than sixty (60) business days, then in the absence of breach of contract by the Transferor, the Transferor shall have the right to unilaterally terminate this Agreement.

9.1.3

It is agreed that if the Purchaser’s Indemnitees have incurred Losses set forth in Article 9.1.1, then unless otherwise agreed herein, the Purchaser and/or its Affiliates shall have the right to directly deduct the amount of compensation and indemnity payable by the Transferor to the Purchaser’s Indemnitees from the corresponding payment or other amounts payable to the Transferor by the Purchaser and/or its Affiliates.

9.1.4

The Transferor shall not claim on any ground and in any way any right or recovery against the Group Companies with respect to any compensation or indemnity made by him to the Purchaser’s Indemnitees under the Transaction Documents, and shall unconditionally and irrevocably waive any of his recourses or claims against the Group Companies.

9.1.5

For the avoidance of doubt, all remedies provided hereunder are not mutually exclusive and, therefore, can be applied concurrently. The exercise of remedies provided hereunder shall not preclude any other rights or remedies available to the Parties under the Laws or other documents.

Article 10Termination

10.1	Under any of the following circumstances, this Agreement may be terminated prior to the Closing:

10.1.1	The Parties unanimously agree in writing to terminate this Agreement;
10.1.2

Either Party hereto may terminate this Agreement by giving a written notice to the other Parties, if any Governmental Authority promulgates any Laws, issues any order, decree or ruling or takes any other legal actions to restrict, stop or otherwise prohibit the transactions under the Transaction Documents, or render it illegal or impossible to consummate the transaction under the Transaction Documents, and such order, decree or ruling or other legal actions are final, unactionable, unappealable and not eligible for application for reconsideration;

10.1.3

Unless otherwise agreed by the Parties, to the extent that the Transferor and the Group Companies provide information and materials required for the Anti-monopoly Notification to the Purchaser in accordance with Article 2.2, the Purchaser may terminate this Agreement by giving a written notice to the other Parties, if the competent Governmental Authority does not make a review decision of unconditional approval or conditional approval of the Anti-monopoly Notification for the Acquisition Transaction within 420 days (or 510 days, if the competent Governmental Authority raises any competition concern in the review of the Anti-monopoly Notification) from the execution of this Agreement; and

10.1.4	The Purchaser may terminate this Agreement by giving a written notice to the other Parties, which shall indicate the effective date of termination, if:
(a)	any of the representations and warranties of the Transferor set forth in any Transaction Document is inauthentic, inaccurate, misleading or has omission;
(b)	any event or circumstance takes place which causes or can be reasonably expected to cause any Material Adverse Effect;
(c)

the Transferor materially breaches the covenants, undertakings or obligations under any Transaction Document, which has not been cured within twenty (20) days after the Purchaser gives a written demand to do so; or

(d)

within 600 days after the Signing Date, the conditions precedent to the payment of the Transfer Consideration set forth in Article 4.2 are not all satisfied or waived in writing by the Purchaser (other than those to be satisfied on the Closing Date in accordance with this Agreement). For the avoidance of doubt, the Purchaser shall not terminate this Agreement in accordance with this Article if the failure of satisfaction of such conditions precedent to the payment of the Transfer Consideration within the agreed time limit is due to reasons of the Purchaser or its Affiliates.

10.2

The Purchaser shall have the right to terminate this Agreement by giving a written notice to the other Parties, where the Remaining Share Transaction is not completed due to reasons of the other shareholders of the Target Company, or any share transfer transaction in the Remaining Share Transaction is terminated.

10.3

For the avoidance of doubt, the right to early terminate this Agreement of the Purchaser as stated above shall be in addition to any other remedies available to it, and such termination shall neither exempt any obligation of the other Parties accrued up to the date of termination of this Agreement, nor exempt the other Parties’ liability for compensating for the losses of the non-breaching Party arising from their breach of this Agreement or other Transaction Document.

10.4	Effect of Termination of Agreement

It is agreed that the date when the Purchaser and/or other Parties give a notice of termination of this Agreement in accordance with Article 10.1.2, 10.1.3 or 10.1.4 or when the Parties mutually agree to terminate this Agreement in writing in accordance with Article 10.1.1, shall be the date of termination of this Agreement, and:

10.4.1

In the event that the individual income Tax declaration and payment have not yet been made, the Transferor and the Purchaser shall cooperate to complete the release of the Two-to-sign Account and refund the full escrow amount to the Purchaser. Except as otherwise agreed herein, the Purchaser is not required to pay any outstanding amount to the Transferor from the date of termination of this Agreement;

10.4.2

all costs, expenses and Taxes arising from the transactions hereunder shall be severally or jointly borne by the Party at fault for the termination in accordance with Article 10.1, or to the extent that no Party is at fault, be borne equally by the Transferor on one part and the Purchaser on the other part with respect to the corresponding Taxes (if any) and by the Parties respectively with respect to the corresponding costs and expenses; and

10.4.3

After this Agreement is terminated in accordance with Article 10.1, all rights and obligations of the Parties hereto under this Agreement shall terminate, and the Parties hereto shall refund such consideration or surrender such equity (if applicable) as obtained from the other Party hereunder within thirty (30) business days after the termination of this Agreement on the principles of fairness, reasonableness and good faith, having them reinstated to the state at the time of the execution of this Agreement (and for the avoidance of doubt, only with respect to the surrender of equity, such period shall mean the period for the completion of filing a registration change request for equity transfer, provided, however, that failure to make such filing within such period shall not be deemed as a breach if it is caused by refusal of cooperation by the existing shareholders or approval of the Governmental Authority). A Party shall have no claim against the other Parties under this Agreement or for the termination of this Agreement, other than the liabilities under Article 9 (Breach of Contract and Indemnification). Article 1 (Definitions and Interpretation), Article 8.2 (Use of Name), Article 8.3 (Confidentiality), Article 10.4 (Effect of Termination of Agreement) and Article 12 (Miscellaneous) shall survive the termination of this Agreement.

Article 11Force Majeure

11.1

A Party hereto shall not be liable for its/his non-performance or partial performance of this Agreement directly caused by earthquake, typhoon, flood, fire, epidemic, war, riot, hostility, public unrest, strike and any other force majeure event that is unpredictable, unpreventable and inevitable to or by the affected Party (“Force Majeure”), provided that, such affected Party shall immediately give a written notice to the other Parties by fax or personal delivery without delay, and shall provide the other Parties with details of the Force Majeure event, explaining the reasons for its/his non-performance, partial performance or delay in performance, within fifteen days upon the said written notice.

11.2

Where the Party claiming Force Majeure fails to notify the other Parties and provide appropriate proof as stated above, such Party shall not be exempted from the liability for its/his failure to perform the obligations hereunder. The affected Party shall make reasonable efforts to mitigate the consequences of such Force Majeure, and resume performance of all relevant obligations as soon as possible after the termination of such Force Majeure. The affected Party shall be liable to other Parties for its/his failure to resume performance of relevant obligations after the disappearance of the reason for temporary exemption of such obligations due to Force Majeure.

11.3

In case of any Force Majeure, the Parties shall immediately discuss with each other to reach a fair solution, and make every reasonable effort to mitigate the consequence of such Force Majeure as much as possible.

Article 12Miscellaneous

12.1	Short-form Agreement

It is agreed that, for the convenience of completing governmental procedures relating to the transactions contemplated under the Transaction Documents, the Parties shall negotiate in good faith and enter into any other separate contract, agreement or document in connection with matters hereunder (including but not limited to the short-form share transfer agreement and other documents to be entered into in accordance with the requirements of the Administration for Market Regulation, the foreign exchange administration and the competent Tax authority), provided that in case of any conflict or inconsistency between such contract, agreement or document and this Agreement, this Agreement shall prevail.

12.2	Taxes and Fees

The Parties hereto shall respectively bear any Taxes and charges to be payable by them in connection with the transaction hereunder under the applicable Laws.

12.3	Notice
12.3.1

All notices and other communications required or given hereunder shall be sent to the address of the Party concerned set forth in Schedule E by personal delivery, registered mail, postage prepaid, commercial courier service, or email. Such notices shall be deemed validly served: (i) on the date of dispatch or rejection, if sent by personal delivery, courier service, or registered mail, postage prepaid and addressed to the address for notice, and (ii) when such email arrives in the email system of the attention, if sent by email.

12.3.2

Any change by a Party (“Changing Party”) to the said correspondence address or notification method shall be notified by the Changing Party to the other Parties within seven (7) days upon such change. If the Changing Party fails to make timely notice as agreed, the Changing Party shall bear any losses caused thereby.

12.4	Entire Agreement

This Agreement, other Transaction Documents and their schedules shall constitute the entire agreement between the Parties with respect to the Transaction, and supersede any previous agreement, memorandum of understanding, representation or other obligation entered into by the Parties for the Transaction (whether in writing or orally, including all kinds of communication), and this Agreement (including its amendments or modifications, and other Transaction Documents) contains the only and entire agreement among the Parties with respect to the matters hereunder.

12.5	Severability

If, under any Laws or public policy, any term or other provision hereof is held invalid, illegal or unenforceable, then as long as the economic or legal substance of the transaction contemplated hereunder is not materially adverse in any way to any Party, all other terms and provisions hereof shall remain in full force and effect. Where any term or other provision is held invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to amend this Agreement in an acceptable manner as close as possible to the original intent of the Parties, so as to complete the transaction contemplated hereunder as originally planned to the maximum extent.

12.6	Waiver

Either Party hereto may: (i) extend the time for any other Party to perform any obligation or take any action, (ii) waive to hold any other Party liable for any inaccuracy of any representation or warranty made herein or in any other Transaction Document, or (iii) waive to demand any other Party to comply with any agreement or required condition contained herein. No such extension or waiver shall be effective until the Party bound thereby signs a written document on such extension or waiver. No waiver of a Party of any breach of any provision of this Agreement shall operate as or be construed as a further waiver of such breach or a continuing waiver, or a waiver of any other breach or subsequent breach. Unless otherwise provided herein, failure or delay of any Party to exercise any right, power or remedy hereunder or otherwise available under the Laws and regulations shall not operate as a waiver of such right, power or remedy. And single or partial exercise of such right, power or remedy by such Party shall not preclude any other or further exercise of such right, power or remedy, or the exercise of any other right, power or remedy.

12.7	Assignment and Succession

This Agreement shall be inure to the benefits of the successors and assigns of the Parties, who may have the rights and obligations hereunder. The Purchaser may transfer or assign its rights, interests and obligations hereunder and under other Transaction Documents to any of its Affiliates, or with consent of the Transfer, to other third party. Without prior written consent of the Purchaser, none of the other Parties may transfer or assign any of their rights or obligations hereunder. From the Signing Date hereof, without prior written consent of the Purchaser, the Transferor shall not transfer the Shares in whole or in part to any third party.

12.8	Effectiveness

This Agreement shall take effect as of the date first written above and be binding upon the Parties after due execution by the Parties (that is, signed by hand for natural person, and affixed with common seal for enterprise legal person or other non-natural person).

12.9	Schedules

The schedules of this Agreement shall be integral parts of this Agreement and mutually supplementary to and shall have the same legal force as the body of this Agreement. In case of any conflict between a Schedule hereto and this Agreement, the body of this Agreement shall prevail and make amendment accordingly.

12.10	Amendment

This Agreement may be amended or changed by mutual agreement of the Parties hereto. Any amendment or change must be made in writing and become effective upon execution by the Parties.

12.11	Governing Laws and Dispute Resolution
12.11.1

Governing Laws. The formation, validity, interpretation and performance of this Agreement and the resolution of dispute arising out of this Agreement shall be governed by and interpreted in accordance with the PRC Laws.

12.11.2

Dispute Resolution. Any dispute arising out of or in connection with the performance of this Agreement shall be resolved by Parties through amicable negotiation. Where any dispute fails to be resolved through negotiation within two (2) months as of the occurrence of the dispute, either Party may submit it to China International Economic and Trade Arbitration Commission (CIETAC) to be arbitrated in Beijing, in accordance with the arbitration rules of CIETAC then in force for arbitration. The arbitration tribunal shall consist of three (3) arbitrators appointed according to the arbitration rules, and the claimant and the respondent shall each appoint one (1) arbitrator, and the third (3rd) arbitrator shall be jointly selected by the Parties or appointed by the chairman of the CIETAC under joint entrustment by the Parties. The arbitration language shall be Chinese. The arbitration award shall be final and binding upon the Parties. The arbitration costs shall be borne by the defeated Party.

12.11.3	Continuing Performance. Pending dispute resolution, the Parties shall continue owning their respective other rights hereunder and shall continue performing their respective obligations hereunder.
12.12	Language and Counterpart

This Agreement shall be written in Chinese. This Agreement may be made in several counterparts, each of which shall have the same legal effect.

12.13	No Third Party Beneficiary

This Agreement shall be binding upon and inure to the benefits of the Parties and their respective successors and permitted assigns only. Notwithstanding the foregoing, the Purchaser’s Indemnitees shall have the right to enforce this Agreement directly as if they were a Party hereto.

(The remainder of this page is intentionally left blank.)

In Witness Whereof, this Agreement has been signed by the Parties on the date first written above.

Kongjian Zhihui Decoration (Beijing) Co., Ltd. (Common Seal)
/s/ Kongjian Zhihui Decoration (Beijing) Co., Ltd. (Common Seal)

By:	/s/ CHEN Wei

Name:	CHEN Wei
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

In Witness Whereof, this Agreement has been signed by the Parties on the date first written above.

SHEN Yanjie

By:	/s/ SHEN Yanjie

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

In Witness Whereof, this Agreement has been signed by the Parties on the date first written above.

Beike Meijia Technology (Zhejiang) Co., Ltd. (Common Seal)
/s/ Beike Meijia Technology (Zhejiang) Co., Ltd. (Common Seal)

By:	/s/ PENG Yongdong

Name:	PENG Yongdong
Title:	Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT ON KONGJIAN ZHIHUI DECORATION (BEIJING) CO., LTD.

Schedule of Material Differences

The following parties in this sechedule executed the share purchase agreement using this form. The material differences are set forth below.

No.	Transferor	Shareholding	Transfer Consideration (RMB)
1.	SHEN Yanjie	1.4396%	23,033,799
2.	WANG Jiang	7.8970%	55,279,168
3.	CHANG Xiaoju	1.7131%	11,991,972